EXECUTION VERSION

AMENDMENT NO. 3 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 3 (this “Amendment”), dated as of April 7, 2011, is made and entered into by and among 57th Street General Acquisition Corp., a Delaware corporation (“Parent”), 57th Street Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Crumbs Holdings LLC, a Delaware limited liability company (the “Company”), the Members and the Member Representatives.  Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, Parent, Merger Sub, the Company, the Members and the Member Representatives are parties to that certain Business Combination Agreement, dated as of January 9, 2011, as amended by that certain Amendment to Business Combination Agreement, dated February 18, 2011, and Amendment No. 2 to Business Combination Agreement, dated March 17, 2011 (as amended, the “Business Combination Agreement”);

WHEREAS, Section 7.5 of the Business Combination Agreement provides that the Business Combination Agreement may only be amended pursuant to a written agreement signed by each of the Parties thereto; and

WHEREAS, concurrently with this Amendment, Parent and Parent Founder have executed that certain Letter Agreement (as defined in the Business Combination Agreement); and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Business Combination Agreement and the Forfeiture Acknowledgement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A.           Amendments to the Business Combination Agreement.  The Business Combination Agreement is hereby amended as follows:

1.           Section 1.1(b)  The Merger.  Section 1.1(b) of the Business Combination Agreement is hereby amended and restated as set forth below:

“On the Closing Date as promptly as practicable after the Effective Time, Parent and Merger Sub shall cause the following aggregate consideration to be paid or issued to the Members in accordance with the terms and conditions of this Agreement, the allocation of Merger Consideration (as defined herein) (the “Member Allocation”) and the flow of funds memorandum (the “Flow of Funds Memo”) attached hereto as Exhibit 1.1(b):  (A) Twenty Seven Million Dollars ($27,000,000.00) in cash (as adjusted pursuant to this Agreement, the “Cash Consideration”), and (B) Four Million Fifty Thousand (4,050,000) newly issued Class B units of the Surviving Company with such terms and conditions as set forth in the Surviving Company LLC Agreement (the “New Crumbs Class B Exchangeable Units”) and Four Hundred and Five Thousand (405,000) shares of Series A voting preferred stock of Parent, par value $0.0001 per share, with such terms and conditions as set forth in the Certificate of Designation (as hereafter defined) (such series the “Parent Series A Voting Preferred Stock” and such shares together with such units of New Crumbs Class B Exchangeable Units, the “Equity Consideration” and, collectively with the Cash Consideration, the “Closing Merger Consideration”).  The Equity Consideration, the Cash Consideration and the Closing Merger Consideration shall be subject to adjustment in accordance with Section 1.1(h).  The receipt of the Equity Consideration is further subject to (i) the execution of Lock Up Agreements (as defined in Section 1.6) by the Members pursuant to Section 1.6 and (ii) certain registration rights set forth in Section 1.1(i).  In addition to the Closing Merger Consideration, the Members shall be entitled to receive, to the extent it becomes due and payable in accordance with the terms hereof, the Contingency Consideration (as defined hereinafter) in accordance with Section 1.4 (the Contingency Consideration and the Closing Merger Consideration, as adjusted in accordance with the terms of this Agreement, being referred to herein as the “Merger Consideration”).”

2.           Section 1.1(e) The Merger.  Section 1.1(e) of the Business Combination Agreement is hereby amended and restated as set forth below:

“On the Closing Date, and upon the terms and subject to the conditions of this Agreement, Parent shall cause the Trustee (as hereafter defined) to distribute the proceeds of the Trust Account (as hereafter defined) in accordance with Section 3.17, which shall include payment of the Cash Consideration (as adjusted  pursuant to Section 1.1(h)) to the Members and the Capital Contribution (as defined below) to the Surviving Company as partial consideration of the Class A units of the Surviving Company issued to Parent in accordance with Section 1.1(d).”

3.           Section 1.1(h)  The Merger.  The following clause (h) is hereby added to Section 1.1 of the Business Combination Agreement as set forth below:

“(h)     In the event that the aggregate shares of Common Stock validly tendered and not properly withdrawn in the Tender Offer exceeds 1,102,205 shares of Common Stock  (the “Liquidity Tender Threshold”) and such shares are accepted without exceeding the Maximum Tender Condition (the difference between the aggregate number of shares of Common Stock accepted in the Tender Offer and the Liquidity Tender Threshold being referred to as the “Excess Tendered Shares” and such event being referred to as an “Excess Tender Event”), following the Excess Tender Event (i) the Cash Consideration payable to the Members shall be reduced dollar for dollar by an amount equal to the product of (A) the Excess Tendered Shares, multiplied by (B) the Tender Price, up to an aggregate  maximum reduction of Seven Million Dollars ($7,000,000), and (ii) the Members shall be entitled to receive, in lieu of such reduced Cash Consideration amount, additional New Crumbs Class B Exchangeable Units equal to the quotient of [A] the amount of the reduction (not to exceed $7,000,000), divided by [B] Ten Dollars ($10.00) (the “Liquidity Units”).  In the event Liquidity Units are issued under this Section 1.1(h), the Members shall also be entitled to receive additional shares of Parent Series A Voting Preferred Stock equal to the quotient of [X] the number of Liquidity Units, divided by [Y] ten (10) (such shares of Parent Series A Voting Preferred Stock, together with the Liquidity Units, the “Liquidity Shares”).  If issued pursuant to this Section 1.1(h), the Liquidity Shares shall be issued and allocated to the Members pursuant to the Member Allocation and Flow of Funds Memo as set forth on Exhibit 1.1(b).  Parent shall use commercially reasonable efforts to file with the SEC, within fifteen (15) Business Days after Closing, a registration statement for the resale of the Common Stock exchangeable for any Liquidity Units pursuant to the Exchange and Support Agreement (as defined below) for the benefit of the exchanging Member under the terms of the Registration Rights Agreement and shall cause such resale registration statement to be declared effective as promptly as practicable thereafter.  Such Liquidity Shares (or any securities into which they may be exchanged) shall not be subject to any lock-up restrictions set forth in Section 1.6.”

4.           Section 1.1(i)  The Merger.  The following clause (i) is hereby added to Section 1.1 of the Business Combination Agreement as set forth below:

“(i)      Parent shall use commercially reasonable efforts to file with the SEC, within fifteen (15) Business Days after Closing, a registration statement for the resale of an aggregate of One Hundred Fifty Thousand (150,000) shares of Common Stock (the “Substituted Stock”) issuable pursuant to the exchange by EHL Holdings LLC of New Crumbs Class B Exchangeable Units (the “Substituted Units” and the accompanying Parent Series A Voting Preferred Stock automatically redeemed in conjunction with any such exchange, the “Substituted Preferred Stock”) pursuant to the Exchange and Support Agreement for the benefit of EHL Holdings LLC under the terms of the Registration Rights Agreement.  The Substituted Stock, the Substituted Units and the Substituted Preferred Stock shall not be subject to any lock-up restrictions set forth in Section 1.6.”

5.           Section 1.2(a)  The Closing; Effective Time; Effect.  The reference to “May 31, 2011” in Section 1.2(a) of the Business Combination Agreement is hereby amended and replaced with “May 15, 2011”.

6.           Section 1.3 Working Capital Adjustment. Section 1.3 of the Business Combination Agreement is hereby deleted and replaced with the following:

“1.3     Intentionally Omitted.”

7.           Section 1.4(a)  Contingency Consideration; Contingency Consideration to the Members.  The second sentence of the last paragraph of Section 1.4(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“For purposes of this Section 1.4, “Adjusted EBITDA” shall mean consolidated net earnings of Parent, including net earnings attributable to any non-controlling interest, determined in accordance with Signing GAAP (as hereafter defined) before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to the Tax Receivable Agreement, depreciation, amortization, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense (including any compensatory expenses related to the transactions contemplated by the Insider Warrant Exchange Agreements (as defined herein)), the non-cash effect on rent expense as a result of straight-lining rent, extraordinary or non-recurring expenses (including the Expenses) and all other extraordinary non-cash items for the applicable period and as applied on a consistent basis.”

8.           Section 1.4(c)  Contingency Consideration; Audit.  The eighth sentence of Section 1.4(c) of the Business Combination Agreement is hereby amended and restated as set forth below:

“If, upon completion of such 30-day period, Parent and the Member Representatives are unable to reach agreement on all the disputed items, they shall promptly thereafter cause an independent accounting firm reasonably acceptable to each of the Parties (the “Independent Accountant”) to review this Agreement and the disputed items or calculations and all records related thereto for the purpose of preparing the EBITDA Statement; provided that the Independent Accountant may consider only those items or amounts in the EBITDA Statement as to which Parent and the Member Representatives have disagreed and shall be limited to deciding each such disagreement in an amount which shall be equal to or between the amounts proposed by Parent, on the one hand, and the Member Representatives, on the other hand, and no more and no less; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator.”

9.           Section 1.6(a)  Restrictions on Transfer.  Section 1.6(a) of the Business Combination Agreement is hereby amended and restated as follows:

“(a)     Restrictions on Transfer.  Crumbs, Inc., with respect to any Equity Consideration it receives directly pursuant to this Agreement, and each of Jason Bauer, Mia Bauer and Victor Bauer, with respect the portion of such Equity Consideration attributable to such party, shall enter into a “lock-up” agreement substantially in the form set forth in Exhibit 1.6-1 whereby (i) one third (1/3) of any such Equity Consideration (or any securities exchangeable for such Equity Consideration) shall not be transferable until one (1) year after the Closing of the Merger (such amount being deemed attributable to Victor Bauer) and (ii) two thirds (2/3) of such Equity Consideration (or any securities exchangeable for such Equity Consideration) shall not be transferable until after January 1, 2013 (such amount being deemed attributable to Jason Bauer and/ or Mia Bauer), in each case on the terms and conditions set forth in Exhibit 1.6-1 and subject to their respective obligations under Section 1.6(b) with regard to Claim Shares.  Each of EHL Holdings LLC and John Ireland, with respect to any Equity Consideration (except for Liquidity Shares, Substituted Units, Substituted Preferred Stock, Substituted Stock (or other equity securities issuable upon the exchange of such Liquidity Shares, Substituted Units, Substituted Preferred Stock or Substituted Stock) (collectively the “Excluded Shares”)) that he or it respectively receives directly pursuant to this Agreement, shall enter into respective “lock-up” agreements substantially in the form set forth in Exhibit 1.6-2 whereby (i) one third (1/3) of such Equity Consideration (or any securities exchangeable for such Equity Consideration and except for Excluded Shares) shall not be transferable for six (6) months following the Closing Date, (ii) one third (1/3), in the case of John Ireland, and one half (1/2) in the case of EHL Holdings LLC, of such Equity Consideration (or any securities exchangeable for such Equity Consideration and except for Excluded Shares) shall not be transferable until after nine (9) months after the Closing Date, and (iii) one third (1/3), in the case of John Ireland, and one sixth (1/6) in the case of EHL Holdings LLC, of such Equity Consideration (or any securities exchangeable for such Equity Consideration and except for Excluded Shares) shall not be transferable until one (1) month after the audited financial statements of Parent for fiscal year 2011 shall have been completed, in each case on the terms and conditions set forth in Exhibit 1.6-2 and subject to their respective obligations under Section 1.6(b) with regard to Claim Shares.  The “lock up” agreements discussed in this Section 1.6(a) are hereinafter referred to as the “Lock Up Agreements.””

10.        Section 1.6(b)  Claims and Escrow.  The first sentence of Section 1.6(b) of the Business Combination Agreement is hereby amended and restated as set forth below:

“As the sole remedy of Parent and the Parent Indemnified Parties for the indemnification obligations of the Company and the Members set forth in Section 5.3, if any, Six Hundred Fifty Thousand (650,000) New Crumbs Class B Exchangeable Units issued to the Members as the Equity Consideration as allocated among the Members in accordance with the Member Allocation (the “Claim Shares”) shall be applied to satisfy, or be reserved with respect to, indemnification obligations of the Members to the Parent Indemnified Parties (as hereafter defined) in connection with claims made pursuant to Section 5.3 (collectively, the “Parent Claims”) and such Claim Shares shall be placed in escrow pursuant to the terms of the Escrow Agreement.”

11.        Section 3.2(f)  Capitalization.  Section 3.2(f) of the Business Combination Agreement is hereby amended and restated as set forth below:

“(f)      Except as expressly contemplated by this Agreement and/ or set forth in the Parent SEC Reports and the Prospectus, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Parent is a party or by which Parent is bound with respect to any of its capital stock. As a result of the consummation of the Merger, and except as contemplated by this Agreement, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).”

12.        Section 3.16  Transactions with Affiliates.  Section 3.16 of the Business Combination Agreement is hereby amended and restated as set forth below:

“Transactions with Affiliates.  Other than as expressly contemplated by this Agreement and/ or set forth in the Parent SEC Reports, there are no (a) contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or any Parent Subsidiary, on the one hand, and on the other hand, any (i) director, officer, employee or affiliate of either Parent or any Parent Subsidiary, or (ii) record or beneficial owner of more than five percent (5%) of the outstanding Common Stock as of the date hereof and (b) there are no contracts, agreements or transactions between Parent or any Parent Subsidiary and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by Parent to any of its employees, officers or directors, or any of its affiliates.”

13.        Section 3.17(a)  Trust Fund.  The second and third sentences of Section 3.17(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“Immediately following consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Cash Consideration to the Members in accordance with Section 1.1(h) and this Agreement; provided, however that the liabilities and obligations of Parent and each Parent Subsidiary due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering (“IPO”) or otherwise who shall have validly tendered and not properly withdrawn their shares of Common Stock in the Tender Offer (“Aggregate Tender Consideration”), (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under any Antitrust Laws (“Regulatory Fees”), and (iii) to third parties, including counsels, investment banks, printers, advisors, financing sources, experts and consultants, (each, a “Professional”) who have rendered services to Parent and/ or any Parent Subsidiary or, in accordance with Section 7.3, the Company or any Member (or such Members equity holders) in connection with efforts to effect the Merger (collectively, the “Combined Transaction Expenses”); provided, further, that, after payment of all the aforementioned liabilities and obligations from the Minimum Trust Amount as described herein, the remaining monies in the Trust Fund shall, as a result of the Merger, become an asset of the Surviving Company at and after the Effective Time and be distributed to the Surviving Company as promptly as practicable following the Effective Time (the “Capital Contribution”). Set forth on Section 3.17 of the Parent Disclosure Schedule is Parent’s good faith estimate of the amounts described in items (ii) and (iii) above as of the Effective Time, and any amounts previously payable in cash which are to be satisfied by the issuance of Common Stock pursuant to Section 7.3(b), indicating the number of shares to be issued in lieu thereof, including without limitation the amounts formerly payable in cash to the Underwriter as to approximately $600,193 representing deferred underwriting commissions and discounts payable upon consummation of the Merger.”

14.        Section 4.5  Parent Founder Stock.  Section 4.5 of the Business Combination Agreement is hereby amended and restated in its entirety as set forth below:

“Parent Founder Stock.  On April 7, 2011, Parent and Parent Founder entered into that certain Acknowledgement and Forfeiture of Shares (the “Letter Agreement”) whereby, at the Effective Time, One Hundred Fifty Thousand (150,000) shares of Common Stock previously issued to the Parent Founder shall be canceled.  At or prior to the Closing, Parent shall direct Continental Stock Transfer & Trust Company to cancel the foregoing shares of Common Stock effective as of the Effective Time and subject to the occurrence of the Effective Time.”

15.        Section 5.6(a) Tender Offer; Warrant Repurchase.

a.          The heading to Section 5.6 of the Business Combination Agreement is hereby changed to “Tender Offer; Warrant Exchange”.

b.          The first sentence of Section 5.6(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“Prior to the Closing Date, Parent will provide its stockholders with the opportunity to redeem their shares of Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes (such amount per share of Common Stock being referred herein as the “Tender Price:”), upon the consummation of the Merger by conducting a tender offer for up to an amount not to exceed the number of shares set forth in the Maximum Tender Condition (the “Tender Offer”).”

c.          The fourth sentence of Section 5.6(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“The obligation of Parent to accept for payment shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer shall be subject to (i) the condition (the “Maximum Tender Condition”) that no more than 1,803,607 shares of the Common Stock shall have been validly tendered and not properly withdrawn pursuant to and prior to the expiration of the Tender Offer and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto.”

16.        Section 5.6(b) Tender Offer; Warrant Exchange.  Section 5.6(b) of the Business Combination Agreement is hereby amended and restated as set forth below:

“(b)     Warrant Exchange.  Parent shall use commercially reasonable efforts to enter into, on or prior to Closing, warrant exchange agreements with each of the Parent Founder, the Underwriter and each of Ladenburg Thalmann & Co. Inc., I-Bankers Securities Incorporated, Maxim Group LLC and Rodman & Renshaw, LLC (the “Underwriter Group”) pursuant to which Parent shall exchange shares of Common Stock for: (i) 2,480,000 of the Sponsor Warrants on the later of (a) the 11th Business Day following the Expiration Date of the Tender Offer or (b) the first day upon which such Sponsor Warrants may be released under that certain Escrow Agreement, dated May 19, 2010, between the Parent Founder, the Underwriter Group and Continental Stock Transfer & Trust Company (the “IPO Escrow Agreement”)(and subject to the terms of the IPO Escrow Agreement), and (ii) 1,020,000 Sponsor Warrants held by the Underwriter and 200,000 Sponsor Warrants held by the Underwriter Group on the later of (a) May 16, 2011, (b) the 11th Business Day following the Expiration Date of the Tender Offer or (c) the first day upon which such Sponsor Warrants may be released under the IPO Escrow Agreement (and subject to the terms of the IPO Escrow Agreement), substantially in the form set forth in Exhibit 5.6(b)-1 (collectively the “Insider Warrant Exchange Agreements”).  The Insider Warrant Exchange Agreements shall provide that, on the Effective Date, the foregoing Sponsor Warrants shall be exchanged for Common Stock at an exchange rate of ten (10) Sponsor Warrants for one (1) share of Common Stock and include such other terms reasonably satisfactory to Parent, the Members and the Company.  Parent shall use commercially reasonable efforts to enter into, on or prior to Closing, respective “lock-up” agreements with the Parent Founder and each member of the Underwriter Group substantially in the form set forth in Exhibit 5.6(b)-2 (each, an “Insider Warrant Holder Lock Up Agreement”) whereby all of the Common Stock exchanged pursuant to the Insider Warrant Exchange Agreements shall not be transferable until the earlier of (i) nine (9) months after the date of effectiveness of a registration statement that is filed in connection with the Common Stock associated with Excluded Shares, or (ii) the sale of all the Common Stock associated with the Excluded Shares pursuant to an effective registration statement (such earlier date, the “Release Date”).”

17.        Section 5.17 Trust Account.  Section 5.17 of the Business Combination Agreement is hereby amended and restated as set forth below:

“Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and Section 3.17 hereof and (i) the Cash Consideration (as adjusted pursuant to Section 1.1(h)) to the Members in accordance with this Agreement, (ii) all amounts payable to stockholders of Parent holding shares of Common Stock sold in Parent’s IPO or otherwise who shall have validly tendered and not properly withdrawn their shares of Common Stock in the Tender Offer upon acceptance by Parent of such shares in respect of the Aggregate Tender Consideration, (iii) the Combined Transaction Expenses to the third parties to which they are owed, and (iv) the remaining monies in the Trust Fund to the Surviving Company in respect of the Capital Contribution.”

18.        Section 6.1(a) Conditions to Each Party’s Obligations.  Section 6.1(a) of the Business Combination Agreement is hereby amended and restated as set forth below:

“(a)     Tender Offer.  The Tender Offer shall have been conducted in accordance with Section 5.6 and Parent shall have accepted the shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer and no more than 1,803,607 shares of the Common Stock shall have been validly tendered and not properly withdrawn prior to the expiration of the Tender Offer.”

19.        Section 6.1(b)  Conditions to Each Party’s Obligations.  Section 6.1(b) of the Business Combination Agreement is hereby amended and restated as set forth below:

“(b)     Working Capital Amount.  Following adjustments and distributions in accordance with and required by Sections 1.1(e), 3.17(a), 5.17 and 7.3 and after giving effect to the payment from the Trust Account by Parent of (i) the Cash Consideration (as adjusted pursuant to Section 1.1(h)), (ii) the Aggregate Tender Consideration, (iii) the Regulatory Fees, and (iv) the Combined Transaction Expenses, there shall be available for distribution from the Trust Account upon the Effective Time an amount no less than Fourteen Million Dollars ($14,000,000) to be paid to the Surviving Company in respect of the Capital Contribution to fund the Surviving Company’s future working capital needs and there shall be no unsatisfied liabilities (contingent or otherwise) with respect to the Combined Transaction Expenses relating to services rendered through the Closing Date) (the “Working Capital Amount”).”

20.        Section 6.1(j) Conditions to Each Party’s Obligations.  The following clause (j) is hereby added to Section 6.1 of the Business Combination Agreement as set forth below:

“(j)      Insider Warrant Holder Lock Up Agreement.  Parent, the Parent Founder and each member of the Underwriter Group shall have duly entered into the Insider Warrant Holder Lock Up Agreements and such agreements shall be in full force and effect as of the Effective Time in accordance with their respective terms.”

21.        Section 6.1(k) Conditions to Each Party’s Obligations.  The following clause (k) is hereby added to Section 6.1 of the Business Combination Agreement as set forth below:

“(k)     Professionals Lock Up Agreement.  Parent and each Professional receiving Expense Stock in accordance with Section 7.3(b) shall have duly entered into a Professionals Lock Up Agreements (as defined below) and such agreements shall be in full force and effect as of the Effective Time in accordance with their respective terms.”

22.        Section 6.1(l) Conditions to Each Party’s Obligations.  The following clause (l) is hereby added to Section 6.1 of the Business Combination Agreement as set forth below:

“(l)      Subscription and Fee Confirmation Agreements.  Parent and each Professional shall have duly entered into a Subscription Agreement (as defined below) and/ or a Fee Confirmation Agreement (as defined below), as applicable, and such agreements shall be in full force and effect as of the Effective Time in accordance with their respective terms.”

23.        Section 6.2(i) Conditions to Obligations of Parent and the Parent Subsidiaries.    The reference to “Exhibit 6.1(i)” in Section 6.2(i) of the Business Combination Agreement is hereby amended and replaced with “Exhibit 6.2(i)”.

24.        Section 6.2 Conditions to Obligations of Parent and the Parent Subsidiaries.  Section 6.2(g) of the Business Combination Agreement is hereby deleted and replaced with the following:

“(g)     Intentionally Omitted.”

25.        Section 6.3 Conditions to Obligations of the Company and the Members.

a.          Section 6.3(f) of the Business Combination Agreement is hereby deleted and replaced with the following:

“(f)      Intentionally Omitted.”

b.          Section 6.3(m) of the Business Combination Agreement is hereby amended and restated as set forth below:

 “(m)   Registration Rights Agreement.  The Registration Rights Agreement among Parent, the Parent Founder, each member of the Underwriter Group, the Professionals and certain Members named therein shall have been finalized on terms and conditions reflecting and consistent with Exhibit 6.3(m) and such other terms and conditions reasonably satisfactory to the Parties hereto (the “Registration Rights Agreement”) and the Members shall have received the Registration Rights Agreement, duly executed by Parent, the Parent Founder, each member of the Underwriter Group and the Professionals.”

c.          Section 6.3(p) of the Business Combination Agreement is hereby amended and restated as set forth below:

“(p)     Insider Warrant Exchange Agreements. The Members shall have received the Insider Warrant Exchange Agreements, duly executed by each of Parent, on the one hand, and the Parent Founder, the Underwriter and the other members of the Underwriter Group, respectively, on the other hand, and such Insider Warrant Exchange Agreements shall be in full force and effect force as of the Effective Time in accordance with their respective terms.”

d.          The following clause (q) is hereby added to Section 6.3 of the Business Combination Agreement as set forth below:

26.        Section 7.3  Fees and Expenses. Section 7.3 of the Business Combination Agreement is hereby amended and restated as set forth below:

“7.3     Fees and Expenses.

(a)       Except as otherwise set forth in this Agreement, including Section 5.2 and this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated.  As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Tender Offer and Warrant Tender Offer documents and all other matters related to the consummation of the Merger.  Notwithstanding the foregoing and in the event the Merger is consummated pursuant to the terms of this Agreement, Parent shall pay the reasonable Expenses incurred by the Company and the Members in connection with this Agreement and the transactions contemplated hereby.  Any Expenses incurred and/ or otherwise due and owing by Parent or any Parent Subsidiary shall be paid out of remaining amounts of the Trust Fund released to Parent at Closing in accordance with Section 3.17.  In the event [A] this Agreement is terminated (i) by the Company pursuant to Section 7.1(b) (Drop Dead Date), (ii) by the Company or by Parent pursuant to Section 7.1(c) (Mutual Closing Conditions) either (x) as a result of the failure to satisfy the conditions set forth in Sections 6.1(a) (Tender Offer), 6.1(b) (Working Capital Amount), 6.1(c) (Antitrust Laws), 6.1(j) (Insider Warrant Holder Lock Up Agreement), 6.1(k) (Professionals Lock Up Agreement), or 6.1(l) (Subscription and/ or Fee Confirmation Agreements), or (y) as a result of the failure to satisfy the conditions set forth in Sections 6.1(g) (Escrow Agreement) or 6.1(h) (Certificate of Designation), unless such failure was due to the Company’s and/ or a Member’s failure to comply with their respective obligations pursuant to Sections 5.2, 5.6 and/ or 5.12 or to deliver any requisite counterparts contemplated by such conditions, (iii) by the Company pursuant to Section 7.1(d) (Governmental Order) to the extent Parent is in breach of its obligations pursuant to Section 5.2 as it relates to the relevant Order or Action, (iv) by the Company pursuant to Section 7.1(f) (Terminating Parent Breach), (v) by Parent pursuant to Section 7.1(g) (Parent Closing Conditions) as a result of the failure to satisfy the conditions set forth in Section 6.2(f) (LLC Agreement), Section 6.2(h) (Lock Up Agreements), Section 6.2(i) (Employment Agreements), Section 6.2(j) (Exchange and Support Agreement), Section 6.2(k) (Tax Agreement), or Section 6.2(l) (Registration Rights Agreement) unless such failure was due to the Company’s and/ or a Member’s failure to comply with their respective obligations pursuant to Section 5.12 or to deliver any requisite counterparts contemplated by such conditions, (vi) by the Company pursuant to Section 7.1(h) (Company Closing Conditions), or (vii) by Company or Parent pursuant to Section 7.1(i) (Acquisition Proposal), and [B] Parent subsequently consummates a Business Combination with any Person other than the Company, Parent shall reimburse the Company for its documented and reasonable legal expenses the Company incurred up to Five Hundred Thousand Dollars ($500,000.00) in the aggregate (the “Maximum Recovery Amount”).

(b)      The Parties hereby agree that at Closing Parent shall issue an aggregate of approximately One Hundred Seventy-Six Thousand  Five Hundred Nineteen and Three-Tenths (176,519.3) shares of Common Stock, valued at Ten Dollars ($10.00) per share (the “Expense Stock”) to certain Professionals as set forth in Section 3.17 of the Parent Disclosure Schedule in satisfaction of certain Expenses incurred by the Parties hereto in connection with this Agreement, the transactions contemplated hereby and Parent’s IPO.  Parent shall use commercially reasonable efforts to enter into, on or prior to Closing, respective “lock-up” agreements with such Professionals substantially in the form set forth in Exhibit 7.3(b) whereby all of such Expense Stock shall not be transferable until the Release Date (each, a “Professionals Lock Up Agreement”).  Parent and the relevant Professional will enter into subscription agreements with respect to the issuance of such Expense Stock in the form and substance reasonably satisfactory to the Parties (each, a “Subscription Agreement”).  Parent hereby agrees that it shall not, prior to the Release Date, amend or modify the Professional Lock Up Agreement, the Lock Up Agreements or the Insider Warrant Holder Lock Up Agreements in a manner adverse to EHL Holdings LLC or Edwin Lewis, without the consent of EHL Holdings LLC.

(c)       Parent shall use commercially reasonable efforts to enter into fee confirmation agreements with each Professional to whom a Combined Transaction Expense is to be paid and/ or to whom Expense Stock is to be issued, confirming the amounts to be paid in cash and the number shares of Expense Stock to be issued in lieu of cash and acknowledging that the payment of such amounts and the delivery of such shares of Expense Stock shall be in full satisfaction of any fees and expenses owed to such Professional for services rendered through the Closing Date (each a “Fee Confirmation Agreement”).”

26.        Member Allocation and Flow of Funds Memo.  Exhibit 1.1(b) of the Business Combination Agreement is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

27.        Parent Disclosure Schedules.  Schedule 3.17 of the Parent Disclosure Schedules is amended and restated as set forth in Exhibit B.

28.        Company Disclosure Schedules.  The Company Disclosure Schedules to the Business Combination Agreement are amended and restated in their entirety and are attached as Exhibit C hereto.

29.        Lock Up Agreements.  The form of Lock Up Agreement attached as Exhibit 1.6 to the Business Combination Agreement is hereby deleted from the Business Combination Agreement and replaced with the forms of Lock Up Agreements attached hereto as Exhibit D.

30.        Employment Agreements.  The forms of Employment Agreements attached as Exhibit 6.2(i) to the Business Combination Agreement are hereby deleted from the Business Combination Agreement and replaced with the forms of Employment Agreements attached hereto as Exhibit E.

31.        Tax Agreement.  The form of Tax Agreement attached as Exhibit 6.2(k) to the Business Combination Agreement is hereby deleted from the Business Combination Agreement and replaced with the form of Tax Agreement attached hereto as Exhibit F.

32.        Registration Rights Agreement.  The term sheet with respect to the Registration Rights Agreement attached as Exhibit 6.1(m) to the Business Combination Agreement is hereby deleted from the Business Combination Agreement and replaced with the form of Registration Rights Agreement attached hereto as Exhibit G.

33.        Insider Warrant Holder Lock Up Agreement. The form of Insider Warrant Holder Lock Up Agreement attached as Exhibit 5.6(b)-2 to the Business Combination Agreement is hereby attached hereto as Exhibit H.

34.        Professionals Lock Up Agreement. The form of Professionals Lock Up Agreement attached as Exhibit 7.3(b) to the Business Combination Agreement is hereby attached hereto as Exhibit I.

35.        Insider Warrant Exchange Agreement. The form of Insider Warrant Exchange Agreement attached as Exhibit 5.6(b)-1 to the Business Combination Agreement is hereby attached hereto as Exhibit J.

B.           Miscellaneous.  This Amendment, the Business Combination Agreement (including the documents or instruments referred to herein, including any exhibits attached thereto and the Disclosure Schedules referred to therein, which exhibits and Disclosure Schedules are incorporated therein by reference) and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understanding, oral or written, with respect to such subject matters.  Except as specifically amended hereby, the Business Combination Agreement, as amended by that certain Amendment to Business Combination Agreement, dated February 18, 2011, and Amendment No. 2 to Business Combination Agreement, dated March 17, 2011, shall remain in full force and effect.  The terms and provisions of Article IX of the Business Combination Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

57TH STREET GENERAL ACQUISITION CORP.

By:	/s/ Mark Klein
Name: Mark Klein
Title: Chief Executive Officer

57TH STREET MERGER SUB LLC

By:	/s/ Mark Klein
Name: Mark Klein
Title: Manager

CRUMBS HOLDINGS LLC

By:	/s/ Jason Bauer
Name: Jason Bauer
Title: Chief Executive Officer

MEMBERS:

/s/ Jason Bauer
Jason Bauer

/s/ Mia Bauer
Mia Bauer

/s/ Victor Bauer
Victor Bauer

CRUMBS, INC.

By:	/s/ Jason Bauer
Name: Jason Bauer
Title: President

EHL HOLDINGS LLC

By:	/s/ Edwin Lewis
Name: Edwin Lewis
Title: Chairman

/s/ John D. Ireland
John D. Ireland

MEMBER REPRESENTATIVES:

/s/ Jason Bauer
Jason Bauer

/s/ Edwin Lewis
Edwin Lewis